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                                                             EXHIBIT 99.(10)(b)

                        INDEPENDENT AUDITORS' CONSENT

To the Board of Directors of Mutual of America Life Insurance Company and Contract Owners of Mutual of America Separate Account No. 2:

We consent to use of our reports dated February 24, 2004 on the financial statements of Mutual of America Separate Account No. 2 as of December 31, 2003 and for the two-year period then ended and to our report dated March 5, 2004 on the consolidated statutory financial statements of Mutual of America Life Insurance Company as of December 31, 2003 and for the two-year period then ended included herein. The audit report for the Mutual of America Life Insurance Company also contains an explanatory paragraph pertaining to a required change in method of accounting for income taxes.

We also consent to the references to our firm under the headings "Unit Value Information for the Separate Account Funds" in Appendix A to the prospectus and "Experts" in the Statement of Additional Information.


/s/ KPMG LLP
New York, NY
April 26, 2004